Exhibit 15








Melville Corporation
Rye, New York


Board of Directors:


Re: Registration Statements Numbers 33-40251, 33-17181 and 2-97913 on Form S-8 and Numbers 33-62664 and 33-34946 on Form S-3


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 25, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          Very truly yours,

                                      /S/KPMG Peat Marwick LLP
                                      ------------------------




New York, New York
November 14, 1994


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